Exhibit (10.16(viii))

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into and effective as of [●] (the “Date of Grant”), by and between Ecolab Inc. (the “Company”) and [●] (the “Grantee”).

A. The Company has adopted the Ecolab Inc. 2010 Stock Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant restricted Stock Unit Awards to certain employees of the Company and its Subsidiaries.

B. The Company desires to give the Grantee an incentive to advance the interests of the Company by granting to the Grantee an award of restricted stock units pursuant to the Plan.

Accordingly, the parties agree as follows:

ARTICLE 1. GRANT OF AWARD.

The Company hereby grants to the Grantee a performance-based restricted Stock Unit Award (the “Award”) consisting of [●] units (the “Award Units”), each of which is a bookkeeping entry representing the right to receive one share of the Company’s common stock, par value $1.00 per share (the “Common Stock”).  The Award and Award Units are subject to the terms, conditions, restrictions and risk of forfeiture set forth in this Agreement and in the Plan.

ARTICLE 2. VESTING OF AWARD UNITS.

2.1 Vesting Date and Conditions.  Subject to Article 5 below, some or all of the Award Units will vest and become non-forfeitable (“Vested”) on December 31, [●] (the “Vesting Date”), provided that (a) the Committee has certified that the Company has achieved a level of Average Annual Return on Invested Capital (as defined below) of at least 8 percent for the three (3) year period from January 1, [●] to December 31, [●] (the “Performance Period”), and (b) the Grantee remains in the continuous employ of or service with the Company or any Subsidiary until the Vesting Date.  The number of Award Units that will Vest on the Vesting Date will be determined in accordance with Section 2.2 below.

2.2 Determining Number of Vested Units. The following chart sets forth the percentage of the Award Units (or of a portion of the Award Units as provided in Section 5.1 of this Agreement) that will vest on the Vesting Date based upon the Company’s level of achievement of Average Annual Return on Invested Capital for the Performance Period:

Average Annual Return on	Vested Award Unit
Invested Capital Level	Percentage

Threshold Level — [●]%	[●]%
Maximum Level — [●]%	[●]%

The actual percentage of Award Units that will Vest based upon the Company’s achievement of Average Annual Return on Invested Capital between the Threshold Level and Maximum Level will be interpolated on a straight line basis, with the corresponding number of Vested Award Units resulting from such determination rounded up to the next whole Award Unit.  If the Average Annual Return on Invested Capital for the Performance Period is below the Threshold Level, no Award Units will Vest.  Any Award Units that do not Vest on the Vesting Date will be forfeited.

2.3Committee Certification.  The Committee shall certify the level of average annual Return on Invested Capital for the Performance Period and the percentage of Award Units that Vest as provided in Section 2.2 above no later than March 1, [●].

2.4 Definitions and Calculations.  For purposes of this Agreement, the following amounts and terms shall be calculated and defined as follows:

(a) “Average Annual Return on Invested Capital” shall be calculated by dividing (i) the average of the Company’s Net Operating Profit After Taxes (as defined below) for each of the three fiscal years during the Performance Period, by (ii) the average of the Company’s Invested Capital (as defined below) as of the last day of the fiscal quarter immediately preceding the Performance Period and the last day of each fiscal quarter during the Performance Period.

(b) “Net Operating Profit After Taxes” is defined as the Company’s operating income multiplied by 1 minus the Company’s effective tax rate, each as reported in the Company’s consolidated financial statements for each fiscal year during the Performance Period, adjusted to eliminate (i) the after-tax effect of additional depreciation and amortization expense resulting from fair value adjustments to assets acquired as part of the Company’s acquisitions of Nalco Holding Company (the “Nalco acquisition”) and Permian Mud Service, Inc., the parent company of Champion Technologies, Inc. and Corsicana Technologies, Inc. (the “Champion acquisition”) and the after-tax effect of special gains and charges related to the Nalco acquisition and the Champion acquisition of the types described in materials presented to the Committee on the Date of Grant; (ii) the after-tax effects of any acquisition occurring during the Performance Period that was approved by the Board; and (iii) (A) the cumulative effects of accounting or tax changes, (B) gains and losses from discontinued operations, (C) the cumulative effect of events occurring during the Performance Period that are unusual in nature or occur infrequently or both, and (D) charges for restructurings, each as defined by generally accepted accounting principles and as identified in the Company’s financial statements (including accompanying notes), management’s discussion and analysis or other filings with the Securities and Exchange Commission by the Company.

(c) “Invested Capital” is defined as the Company’s (i) total assets less cash and cash equivalents, minus (ii) total liabilities less short-term and long-term debt, each as reported by the Company as of the end of the fiscal quarters described in Section 2.4(a) and adjusted to eliminate (A) the goodwill, fair value adjustments to inventory, intangible assets and property, plant and equipment, and deferred tax liabilities arising from such fair value adjustments associated with the Nalco acquisition and the Champion acquisition, and (B) the impact of the same factors identified in clauses (ii) and (iii) of Section 2.4(b).

2.5 Committee Discretion.  The Committee may adjust the calculation of Average Annual Return on Invested Capital applicable to the Award Units under the circumstances, for the purpose and to the extent contemplated by Section 3.2(c) of the Plan.  Further, the actual number of Award Units that become Vested based upon achieving the specified level of Average Annual Return on Invested Capital during the Performance Period may be adjusted (but only downward if the Grantee is a Covered Employee and this Award is intended to be Performance-Based Compensation subject to Section 17 of the Plan) by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable.

ARTICLE 3. SETTLEMENT OF VESTED AWARD UNITS.

Except as may otherwise be provided in Section 5.2 below, Vested Award Units will be paid to the Grantee by no later than March 15, [●].   Each Vested Award Unit will be paid to the Grantee in one share of Common Stock, provided that the Company will have no obligation to issue shares of Common Stock pursuant to this Agreement unless and until the Grantee has satisfied any applicable tax obligations pursuant to Article 9 below and such issuance otherwise complies with all applicable law.  Prior to the time the Vested Award Units are settled, the Grantee will have no rights other than those of a general creditor of the Company.  The Award Units represent an unfunded and unsecured obligation of the Company.

ARTICLE 4. GRANT RESTRICTIONS.

3.1 Transferability.  Any attempt to transfer, assign or encumber the Award Units other than in accordance with this Agreement and the Plan will be null and void, and will result in the immediate termination and forfeiture of the Award and all Award Units that have not yet Vested.

3.2 Dividends and Other Distributions.  Subject to Article 6 of this Agreement, the Grantee will have no right to receive dividends, dividend equivalents or other distributions with respect to Award Units.

ARTICLE 5. TERMINATION OF EMPLOYMENT OR OTHER SERVICE; CHANGE IN CONTROL.

3.1 Termination of Employment or Other Service.  This Award is considered a Stock Unit Award subject to a service-based vesting condition and to the achievement of a specified Performance Criterion as a condition to vesting for purposes of Section 12 of the Plan.  Except as otherwise provided in this Section 5.1, the effect of the termination of the Grantee’s employment or other service with the Company and all Subsidiaries prior to the Vesting Date of this Award will be as provided in Sections 12.1(c), 12.2(c), 12.3(b) and 12.5 of the Plan.  If the Grantee’s employment by or other service with the Company and all Subsidiaries is terminated by the Company or any Subsidiary without Cause prior to the Vesting Date, then (i) for purposes of Section 2.1(b) of this Agreement, the Grantee will be deemed to have been in the continuous employ of or service with the Company or any Subsidiary until the Vesting Date with respect to one-third of the Award Units if such termination occurs during the second year of the Performance Period and with respect to two-thirds of the Award Units if the such termination occurs during the third year of the Performance Period, and (ii) for purposes of determining the number of Vested Award Units on the Vesting Date under Section 2.2 of this Agreement, the Vested Award Unit Percentage determined in accordance with Section 2.2 will be applied to the number of Award Units as to which the service-based vesting condition is deemed satisfied in accordance with clause (i) of this sentence, rather than to the total number of Award Units.

3.2 Change in Control.  If a Change in Control occurs prior to the Vesting Date, the effect on this Award shall be as provided in Section 14.2 of the Plan.  If vesting of Award Units should be accelerated in accordance with Section 14.2 of the Plan, Vested Unit Awards will be settled and paid to the Grantee no later than two and one-half months after the end of the Grantee’s taxable year in which the Award Units became Vested.

ARTICLE 6. ADJUSTMENTS.

The number and kind of securities subject to this Award will be subject to adjustment under the circumstances and to the extent specified in Section 4.3 of the Plan.

ARTICLE 7. RIGHTS AS A STOCKHOLDER.

The Grantee will have no rights as a stockholder with respect to any of the Award Units until the Award Units are settled following vesting and the Grantee becomes the holder of record of shares of Common Stock.

ARTICLE 8. EMPLOYMENT OR SERVICE.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 9. WITHHOLDING TAXES.

By accepting this Award, the Grantee (i) acknowledges his or her obligation to pay any federal, foreign, state and local withholding or employment-related taxes attributable to this Award as provided in Section 13 of the Plan, and (ii) consents and directs the Company or its third party administrator to withhold the number of shares of Common Stock issuable upon the vesting of some or all of the Award Units as the Company, in its sole discretion, deems necessary to satisfy such withholding obligations.  For purposes of satisfying the Grantee’s withholding and employment-related tax obligations, shares withheld by the Company will be valued at their Fair Market Value on the date of settlement.

ARTICLE 10.PERFORMANCE-BASED COMPENSATION.

Any payment of Common Stock received for the Vested Award Units is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, and no action will be taken which would cause such payment to fail to satisfy the requirements of such exemption.

ARTICLE 11. AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION.

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Award Units and/or shares of Common Stock held and the details of all Award Units or any other entitlement to shares of Common Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”).  The Grantee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company’s stock plan administrator.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Award Units under the Plan or with whom shares of Common Stock acquired pursuant to the vesting of the Award Units or cash from the sale of such shares may be deposited.  Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Grantee’s local human resources representative or the Company’s stock plan administrator in writing.  The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Award Units, and the Grantee’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative or the Company’s stock plan administrator.

ARTICLE 12. SUBJECT TO PLAN.

12.1 Terms of Plan Prevail.  The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.  References in this Agreement to specific Sections of the Plan refer to those Sections of the Plan as in effect on the Date of Grant.

12.2 Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan.

ARTICLE 13.MISCELLANEOUS.

13.1 Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

13.2 Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of law provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

13.3 Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant, vesting and payment of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant, vesting and payment of this Award and the administration of the Plan.

13.4 Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

13.5 Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

13.6 Electronic Delivery and Execution.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Incentive Award made or offered under the Plan.  The Grantee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement.  The Grantee also understands that the Grantee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above.  The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Grantee’s electronic signature is the same as, and will have the same force and effect as, the Grantee’s manual signature.  The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

13.7 Address for Notice.  All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters.  Notices to the Grantee shall be addressed to the Grantee at the address as from time to time reflected in the Company’s or Subsidiary’s employment records as the Grantee’s address.

13.8 Severability.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

13.9 Appendix.  Notwithstanding any provision of this Agreement to the contrary, this grant of Award Units and the shares of Common Stock acquired under the Plan shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Grantee’s country of residence.

13.10 Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

The parties to this Agreement have executed this Agreement effective the day and year first above written.